Exhibit 77D- Policies with respect to security investments - For period Ended 11-30-2014

At the August 28, 2014 Regular Meeting of the Board of Trustees (the "Board"), the Board approved Plans of Liquidation (the "Plans") providing for the liquidation of the PNC Pennsylvania Tax Exempt Money Market Fund, PNC Ohio Municipal Money Market Fund (together with the PNC Pennsylvania Tax Exempt Money Market Fund (the "PNC Money Market Funds"), PNC Michigan Intermediate Municipal Bond Fund, and PNC Pennsylvania Intermediate Municipal Bond Fund (together with the PNC Michigan Intermediate Municipal Bond Fund, the "PNC Fixed Income and Tax Exempt Bond Funds"). Details of the Plans are included as Exhibits to Item 77(Q)(1). PNC Funds incorporates herein by reference the supplement dated September 8, 2014 for the PNC Money Market Funds that was filed electronically with the SEC on September 9, 2014 (Accession No. 0001104659-14-065294) (this supplement was submitted after 5:30 p.m. on September 8, 2014) and the supplement dated September 5, 2014 for the PNC Fixed Income and Tax Exempt Bond Funds that was filed electronically with the SEC on September 5, 2014 (Accession No. 0001104659-14-064980).